LIVE CURRENT MEDIA INC. SIGNS DEFINITIVE AGREEMENT WITH
CELL MEDX CORP. TO DISTRIBUTE EBALANCE DEVICE

Vancouver, British Columbia, Canada March 27, 2019, Live Current Media Inc. (“Live Current” or the “Company”) (OTCQB: LIVC) announces today that on March 21, 2019, the Company entered into a definitive agreement with Cell MedX Corp. (“CMXC”)for exclusive worldwide distribution rights of the eBalance microcurrent device for home-use.

To secure the exclusive worldwide distribution rights, Live Current paid CMXC a one-time fee of USD$250,000, pursuant to a letter of intent between the Company and CMXC dated September 10, 2018. To maintain its exclusive rights, Live Current must order a minimum of 2,000 devices by the end of a 24-month period following the date the eBalance device receives 510k clearance from the United States Food and Drug Administration (the “Initial Term”). Following the Initial Term, the Live Current will be required to generate minimum user fees from the eBalance device of US$100,000 per month. Monthly user fees will be split 50/50 between Live Current and CMXC. In addition, Live Current will earn 20% of the sale price of all eBalance devices distributed by it. If Live Current does not meet the minimum order or user fee requirements, it will retain its distribution rights, however those rights will no longer be exclusive.

About Live Current Media Inc.

Live Current builds consumer Internet experiences around its portfolio of domain names. Live Current’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications. In addition to its domain name business, Live Current is developing a distribution network for the ebalance microcurrent device.

On behalf of the board of directors of Live Current Media Inc.

David Jeffs, CEO & Director

For more information please contact:
david@livecurrent.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.